UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2014

GOODMAN NETWORKS INCORPORATED

(Exact name of registrant as specified in its charter)

Texas	333-186684	74-2949460
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6400 International Parkway, Suite 1000 Plano, Texas	75093 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (972) 406-9692

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Operating Officer

On December 8, 2014, Goodman Networks Incorporated (the “Company”) entered into an executive employment agreement (the “Employment Agreement”) with Ernest J. Carey under which Mr. Carey was appointed to serve as the Company’s Chief Operating Officer, effective December 8, 2014. Mr. Carey replaced Cari T. Shyiak, who had been serving as Chief Operating Officer since February 18, 2013. Mr. Shyiak will continue to serve as the Company’s President of Professional Services.

Mr. Carey, 62, most recently served as the Senior Vice President of Construction and Engineering of AT&T Inc. (“AT&T”), where he was responsible for the planning, design, construction and capital maintenance of AT&T’s wireline and wireless network infrastructure in the United States since March 2008. Previously, Mr. Carey served as Senior Vice President of Network Services for Southwestern Bell Telephone Company (d/b/a AT&T Southwest), a wholly owned subsidiary of AT&T, and was responsible for the customer provisioning, repair, construction and maintenance of network infrastructure in the southwest United States from July 2007 to March 2008. Prior to July 2007, Mr. Carey served as Vice President of Advanced Network Technologies for AT&T. Mr. Carey began his career at Southwestern Bell Corporation (“SBC”) in 1974 and progressed through a series of operating, engineering and marketing positions until he joined AT&T following the merger of AT&T and SBC in 2005. Mr. Carey is a former member of the Board of Directors of the Sam Houston Council of the Boy Scouts of America. Mr. Carey is also a former board member of the Houston Technology Advisory Board as well as the Technology Opportunity Institute, and a former member of the Engineering Advisory Board, College of Engineering, at the University of Houston. Mr. Carey currently serves on the board of the Circle Ten Council for the Boy Scouts of America in Dallas, Texas. Mr. Carey holds a Master’s degree in Business Administration from the University of Dallas and a Bachelor’s degree in Business Administration from Texas A&M Corpus Christi.

Employment Agreement

The Employment Agreement provides for a one-year term and automatically renews for successive one-year terms. Pursuant to the Employment Agreement, Mr. Carey will receive a base salary of $450,000 per annum, subject to increase at the discretion of the Company’s Chief Executive Officer or Board of Directors. Mr. Carey will also be eligible to participate in the Goodman Networks Incorporated Executive Management Bonus Plan, as amended, as well as other benefit plans maintained by the Company. The Employment Agreement also provides that Mr. Carey will be entitled to an annual retention bonus equal to 50% of Mr. Carey’s base salary, grossed up for the payment of taxes. Additionally, the Employment Agreement provides that Mr. Carey will be awarded a stock option (the “Stock Option”) representing the right to purchase twelve thousand five hundred (12,500) shares of the Company’s common stock, par value $0.01 per share, at an exercise price per share equal to the fair market value of a share of common stock on the date of grant.

The Employment Agreement automatically terminates upon Mr. Carey’s death and may be terminated by the Company upon Mr. Carey’s disability. Additionally, the Employment Agreement may be terminated by the Company (i) for Cause (as defined in the Employment Agreement) upon prior written notice or (ii) other than for Cause upon thirty (30) days’ prior written notice. Mr. Carey may also terminate his Employment Agreement (i) for Good Reason (as defined in the Employment Agreement) upon prior written notice or (ii) other than for Good Reason upon thirty (30) days’ prior written notice.

Mr. Carey is entitled to the following compensation and benefits upon termination of his Employment Agreement:

•	If Mr. Carey’s employment is terminated for any reason, including by the Company for Cause or by Mr. Carey other than for Good Reason, the Company will pay Mr. Carey his earned but unpaid base salary through the date of termination and any unreimbursed business expenses. Additionally, if Mr. Carey’s employment is terminated for any reason except by the Company for Cause, the Company will pay Mr. Carey his earned but unpaid bonus through the date of termination.

•	If Mr. Carey’s employment is terminated without Cause or for Good Reason, the Company will, in addition to the compensation described above and subject to the execution of a general release and compliance with certain restrictive covenants, pay a lump sum cash payment equal to six (6) months of Mr. Carey’s base salary.

The Employment Agreement also includes, among other things, customary non-competition, non-solicitation and confidentiality provisions.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Section 9 — Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement, dated December 8, 2014, by and between Ernest J. Carey and Goodman Networks Incorporated.

SIGNATURES

The Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOODMAN NETWORKS INCORPORATED

Date: December 10, 2014	By:	/s/ Ron B. Hill
	Name:	Ron B. Hill
	Title:	Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Employment Agreement, dated December 8, 2014, by and between Ernest J. Carey and Goodman Networks Incorporated.